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                        October 21, 2020

       Jaime Caballero Uribe
       Chief Financial Officer
       Ecopetrol S.A.
       Carrera 13 No. 36-24 Piso 7
       Bogot  , Colombia

                                                        Re: Ecopetrol S.A.
                                                            Form 20-F for the
Fiscal Year ended December 31, 2019
                                                            Filed April 1, 2020
                                                            File No. 001-34175

       Dear Mr. Caballero Uribe:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                        Sincerely,


                        Division of Corporation Finance

                        Office of Energy & Transportation
       cc:                                              Lina Mar  a Contreras
Mora, Investor Relations